UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 15, 2020

KALEIDO BIOSCIENCES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38822	47-3048279
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

65 Hayden Avenue Lexington, MA	02421
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (617) 674-9000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 Par Value	KLDO	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01. Entry into a Material Definitive Agreement.

On June 15, 2020, Kaleido Biosciences, Inc. (the “Company”) and each of its qualified subsidiaries (including Cadena Bio, Inc., collectively, jointly and severally, the “Borrowers”) entered into a Second Amendment to Loan and Security Agreement (the “Amendment”) with the several banks and other financial institutions or entities from time to time parties to that certain Loan and Security Agreement, dated as of December 31, 2019, as amended by that certain First Amendment to Loan and Security Agreement, dated as of April 10, 2020 (the “Agreement”) (collectively, the “Lenders”) and Hercules Capital, Inc. in its capacity as administrative agent and collateral agent for itself and the Lenders (in such capacity, “Agent”).

The Amendment was entered into for the primary purpose of amending the Agreement as follows: (i) the second tranche of the term loan (the “Term Loan”) is terminated and the $5 million that was available as the second tranche is now available under the third tranche (the “Tranche 3”); (ii) amounts available under Tranche 3 of the Term Loan is increased to $12.5 million from the previous $7.5 million availability amount and its availability period is extended through December 15, 2021, subject to future approval by the Agent’s investment committee; (iii) the interest-only period is extended through July 31, 2020; (iv) the interest rate on borrowings is increased by 0.4%, such that the per annum interest rate on outstanding borrowings will be the greater of (a) 9.35% and (b) 9.35% plus the Wall Street Journal prime rate minus 3.25%; (v) Performance Milestone I in the Agreement is removed from the Agreement; (vi) a new COVID-19 product candidate  is added as the candidate of Performance Milestone II in the Agreement; (vii) the amounts of financing proceeds required by Performance Milestone II and Performance Milestone III in the Agreement are increased; and (viii) the variable amount and duration of a minimum cash covenant in the Agreement are amended.

Except as noted above, the material terms of the Agreement remain substantially unchanged. The foregoing description is only a summary of certain provisions of the Amendment and is qualified in its entirety by reference to a copy of the Amendment, which is filed as Exhibit 10.1 to this Current Report on Form 8‑K and is incorporated by reference herein.

Item 5.07. Submission of Matters to a Vote of Security Holders.

On June 17, 2020, Kaleido Biosciences, Inc. (the “Company”) held its annual meeting of stockholders (the “Annual Meeting”) to consider and vote on the two proposals set forth below, each of which is described in greater detail in the Company’s definitive proxy statement filed with the U.S. Securities and Exchange Commission on May 8, 2020. The final voting results are set forth below.

Proposal 1 – Election of Directors

The stockholders elected each of the three persons named below to serve as a Class I director of the Company for a three-year term that expires at the Company’s annual meeting of stockholders in 2023 and until his or her successor has been duly elected and qualified, subject to his or her earlier death, resignation or removal. The results of such vote were as follows:

Director Name	Votes For	Votes Withheld
Michael Bonney	22,615,749	320,484
Bonnie L. Bassler	22,698,383	237,850
Geoffrey von Maltzahn	22,608,939	327,294

Proposal 2 – Ratification of Appointment of Independent Registered Public Accounting Firm

The stockholders ratified the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2020. The results of such vote were as follows:

Votes For	Votes Against	Abstentions
25,555,829	18,961	75,488

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits:

Exhibit No.	Description

10.1

Second Amendment to Loan and Security Agreement, dated June 15, 2020, by and among Kaleido Biosciences, Inc. and each of its Qualified Subsidiaries (including Cadena Bio, Inc.), the several banks and other financial institutions or entities from time to time parties to the Loan Agreement and Hercules Capital, Inc. †

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).
†	Portions of this exhibit (indicated by asterisks) have been omitted in accordance with the rules of the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KALEIDO BIOSCIENCES, INC.

Date: June 18, 2020	By:	/s/ Jerald Korn
Jerald Korn
General Counsel